Exhibit 99.1
                                  PRESS RELEASE



Contact:        Glennon F. ("Buddy") Mattingly (502) 893-0323 (Ext. 385)
                      Chief Financial Officer



           TUMBLEWEED ANNOUNCES PROSPECTIVE GOING PRIVATE TRANSACTION


LOUISVILLE, KY (May 19, 2003) - Tumbleweed, Inc. (Nasdaq/NM: TWED) announced today that its Board of Directors has preliminarily approved a proposed one-for-5000 reverse stock split to be followed immediately by a 5000-for-one forward stock split. Persons otherwise entitled to receive less than one share in the reverse stock split would instead receive cash in the amount of $1.10 per share. At the close of business on Monday, the Company's stock was trading at $0.95 per share. The proposed transaction is subject to the recommendation of a special committee appointed by the Board of Directors, the receipt of a fairness opinion from a financial advisor, final Board approval and the approval of shareholders. As a result of this announcement, the Company is rescheduling its previously announced shareholder meeting to the late summer.

The proposed transaction, if approved, would reduce the number of shareholders below the level at which the Company would be required to continue to file reports with the SEC. The Company will provide further information to shareholders if and when the terms of the transaction are finalized in accordance with SEC rules.

This press release is only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock. Information concerning the proposed transaction will be included in the proxy statement to be furnished to shareholders.

Tumbleweed opened its first restaurant in 1975 in New Albany, Indiana. Restaurants are currently open in Ohio, Illinois, Indiana, Kentucky and Wisconsin. International locations include Germany, Jordan, Egypt, Turkey and England. Tumbleweed currently has 57 restaurants in operation, with 31 company-owned locations, and 26 franchised and licensed restaurants, including five international units. For additional information, visit Tumbleweed's website at www.tumbleweedrestaurants.com.

This release includes forward-looking statements about Tumbleweed and its business. For this purpose, words such as expects, believes, estimates, anticipates, plans and similar expressions are intended to identify forward-looking statements. The proposed transaction is subject to various conditions and may not occur.